Exhibit 99.1

AmREIT Reports Third Quarter Results

HOUSTON--(BUSINESS WIRE)--November 4, 2008--AmREIT (NYX:AMY), a Houston-based real estate company that has elected to be taxed as a real estate investment trust, today announced financial results for the third quarter and nine months ended September 30, 2008.

Strategic Plan for REIT Conformity:

During the third quarter of 2008, AmREIT initiated a strategic plan designed to bring the company into conformity with similarly-situated REITs that have invested in high-end retail properties (“Irreplaceable Corners”). Beginning in the summer of 2007, we began to lay the groundwork for a strategic plan called Vision 2010 to bring AmREIT into REIT conformity and to focus on creating value on Irreplaceable Corners. This plan has three primary phases:

  Phase I is business model structural changes designed to reduce the earnings volatility created by some of the company’s transactional operating subsidiaries;
  Phase II is organizational and capital structure changes to simplify its equity capital structure; and
  Phase III is focused upon growth of our equity structure and asset base as a result of the first two Phases.

In connection with Phase I of this plan and in an effort to reduce its transactional volatility, AmREIT exited its general contracting business and the broker-dealer securities business and related fund raising activities during the quarter. Additionally, it suspended the REITPlus, Inc. best efforts equity offering. Together, these restructuring initiatives resulted in a one-time restructuring charge of approximately $2.3 million in the third quarter of 2008. Accordingly, the operating activity of these businesses, including all prior activity, has been reclassified as discontinued operations in the tables included in this release. Aside from the one time restructuring charge, the changes are anticipated to reduce recurring G&A on an annual basis, beginning in 2009, by approximately $4.0 - $4.5 million per year.

Third Quarter and Year-to-Date Highlights:

Corporate

  Funds from Operations (FFO) available to class A common shareholders for the third quarter 2008 were a loss of $1.83 million, or ($0.34) per share, and modified FFO (MFFO) for the third quarter 2008 were a loss of $309,000, or ($0.06) per share, after adding back the $1.5 million, net of taxes, non-cash charge incurred with exiting its general contracting and securities businesses and suspending its REITPlus, Inc. best efforts equity offering. This compares with third quarter 2007 FFO and MFFO of $1.4 million, or $0.22 per share;
  Net loss from continuing operations for the third quarter 2008 was $2.3 million, or ($0.43) per share, compared with a net loss from continuing operations of $395,000, or ($0.06) per share, for the same period in 2007. After considering loss from discontinued operations of $554,000, we generated a total net loss of $2.8 million, or ($0.53) per share, for the third quarter 2008, compared with a total net loss of $688,000, or ($0.11) per share, for the same period in 2007.

  Operating revenues for the third quarter 2008 were $8.6 million compared with $9.7 million for the same period in 2007 due to a decrease in real estate transactional activity. Revenues from the property portfolio and asset management fees totaled $7.9 million compared with $7.8 million for the same period in the prior year;
  Total distributions paid to all classes of shareholders exceeded Modified FFO by $978,000 for the third quarter 2008. This compares with Modified FFO for all classes of common shareholders exceeding total distributions paid to all classes of common shareholders by $614,000 for the same period in 2007;
  The Board of Trust Managers has declared monthly distributions through November at a rate of $0.0414 per class A common share;
  During the third quarter, AmREIT repurchased 84,310 class A common shares for a total of $597,758, bringing its 2008 repurchases to 936,600 shares for a total of $6.8 million;
  Funds from Operations available to class A common shareholders (FFO) for the nine months ended September 30, 2008 were a loss of $1.3 million, or ($0.23) per share, and Modified FFO for the same period were $1.1 million, after adding back the $2.4 million of non-cash charge incurred in the second and third quarters, or $0.19 per share. This compares with FFO and Modified FFO for the same period during 2007 of $2.0 million, or $0.32 per share;
  Net loss from continuing operations for the nine months ended September 30, 2008 was $5.2 million, or ($0.89) per share, compared with a net loss from continuing operations of $3.7 million, or ($0.59) per share, for the same period in 2007; After considering loss from discontinued operations of $2.4 million, we generated a total net loss of $7.5 million, or ($1.30) per share, for the nine months ended 2008, compared with a total net loss of $4.0 million, or ($0.63) per share, for the same period in 2007.
  Operating revenues for the nine months ended September 30, 2008 were $28.3 million compared with $26.7 million for the same period in 2007 due primarily to a $1.2 million increase in rental income from operating leases. Revenues from the property portfolio and asset management fees totaled $24.4 million, increasing by 6.6% from $22.9 million for the same period in the prior year;
  Modified FFO exceeded total distributions paid to all classes of shareholders by $1.1 million for the nine months ended September 30, 2008. This compares with total distributions paid to all classes of common shareholders exceeding Modified FFO for all classes of common shareholders by $328,000 for the same period in 2007;
  FFO and MFFO estimates for the fourth quarter 2008 and for the year will be dependent on projects under contract that are anticipated to close this year. Given the current market conditions, we are providing fourth quarter and full year adjusted guidance assuming none of these transactions close, as follows:

	Fourth Quarter	Full Year
FFO per class A share	($0.08) – ($0.12)	($0.31) – ($0.35)
MFFO per class A share	($0.04) – ($0.08)	$0.11 - $0.15

If we are successful closing any of these projects, our FFO and MFFO guidance for the quarter and full year will be adjusted accordingly. These ranges add back the restructuring charges taken as part of Vision 2010 and the impairment charge taken in the second quarter to arrive at MFFO. MFFO will adjust traditional FFO for non-cash charges, restructuring charges and the monetization of value created in our advisory funds and properties;

Portfolio

  Portfolio occupancy as of September 30, 2008 is 98.4%, an increase of 0.5% compared with September 30, 2007 occupancy of 97.9% and an increase of 0.3% compared with December 31, 2007 occupancy of 98.1%.
  New leasing rates as compared with the expiring leasing rates remain strong, with average increase in leasing rates on expiring space of 8.6% during the quarter;

Advisory

  Equity under management increased from $168 million as of June 30, 2008 to $171 million as of September 30, 2008.

Commenting on the financial results for the quarter, Chad C. Braun, AmREIT’s Chief Financial Officer, noted, “We are disappointed with our financial results for the quarter but are excited about the structural changes we have made in conjunction with Phase I of Vision 2010. These changes will allow us to strip out a majority of the volatility in our earnings, reduce our total G&A by over $4 million per year, and generate more dependable earnings and FFO in 2009.”

H. Kerr Taylor, Chairman and Chief Executive Officer of AmREIT, added, “The structural changes we have made to our platform have been some of the most difficult in my career, but are necessary in order to bring AmREIT into REIT conformity and to allow our Irreplaceable Corner portfolio to receive the value that it deserves. Exiting the IBD Broker-Dealer securities market, related fund raising activities, and the general contracting business as part of Phase I of Vision 2010 will now allow us to focus on the primary goals of Phase II and III of Vision 2010 – simplifying our capital structure and facilitating future growth.”

Portfolio of Irreplaceable Corners

As of September 30, 2008, AmREIT owned 48 properties, with approximately 96% of its rental income coming from properties located in the major Texas metropolitan markets of Houston, Dallas, San Antonio/Austin. These three markets are ranked in the top 7 in the U.S. for job and population growth.

The portfolio generated $7.5 million in total revenue during the third quarter of 2008 and 2007. After expenses and allocation of dividends paid on the Company's non-traded shares, the segment reported a net loss of $515,000, or ($0.10) per class A common share, and FFO totaling approximately $379,000, or $0.07 per Class A common share, for the quarter.

Real Estate Operations

After accounting for the general contracting activity in discontinued operations, AmREIT's real estate development and operating business generated $0.7 million in revenue during the third quarter compared with $1.9 million in revenue for the same period in 2007. The decrease in revenue is due to a reduction in real estate transactional fees.

Expenses associated with this line of business for the third quarter were approximately $1.8 million, resulting in a net loss and loss to FFO of $542,000, or ($0.10) per class A common share. This business is transactional in nature, and the timing of these transactional revenue sources from quarter to quarter is difficult to predict; however, with the changes made in Phase I to Vision 2010, we will not be reliant on these activities going forward.

Advisory Business

As of September 30, 2008, AmREIT had a combined $171 million in equity capital under management in its five actively managed income and growth funds. After accounting for the IBD securities group activity in discontinued operations, this group generated total revenues of $377,000, which was entirely related to asset management fee income.

For the quarter, operating expenses associated with this line of business were approximately $304,000. The advisory group generated a net loss of $1.8 million, or ($0.33) per class A common share, and a loss to FFO of approximately $1.7 million, or ($0.31) per Class A common share, for the quarter.

2009 Estimates and Assumptions

Our FFO guidance for 2009 is $0.58 to $0.62 per class A share, generated through the recurring income from our portfolio of Irreplaceable Corners and our recurring asset management fees. There are no transactional activities included in our guidance other than routine real estate fees and commissions based on our portfolio of properties. Additionally, senior management has deferred its 2009 bonus potential behind our FFO guidance. While we are not forecasting any modifications to FFO, consistent with previous years, we will adjust FFO for any non-cash charges to earnings as a result of any premiums paid on any recapitalization initiatives.

Following are the assumptions underlying our projected 2009 earnings and FFO:

  Rental and earned income from our portfolio is anticipated to be $24.8 million, of which approximately $500,000 is related to percentage rent and will be accounted for primarily in the fourth quarter;
  Recovery income is estimated to be $7.4 million, with a corresponding property expense of $8.2 million, resulting in $800,000 in leakage due to vacancy and non-reimbursable expenses;
  There are no budgeted property additions in 2009; however, if market conditions improve and we are able to source accretive acquisitions of additional Irreplaceable Corners, we will update guidance accordingly;
  Asset management fees are estimated at $1.8 million and are calculated based on our existing capital under management with no additions during 2009;
  Development fee income is estimated at $600,000 for the year, based strictly on properties currently under development or re-development and should be earned ratably over the year;
  Management fee income is estimated at $1.3 million for the year and is based on assets currently owned within our advised fund portfolios with no property additions projected for 2009;
  Leasing commissions are estimated at $350,000 for the year and will be earned based on leasing activity at the properties within our advised funds;
  Interest expense is estimated to be approximately $9.8 million, with 85% of our debt being long term mortgage financing with fixed interest rates. Other than our unsecured credit facility, which matures in November 2009 with a one-year extension option, our nearest mortgage maturity is in 2011;
  Total company G&A of $6.5 million; and
  Dividends on non-traded shares of approximately $10.0 million.

AmREIT updates earnings guidance on a quarterly basis and will update its annual guidance as well as give guidance for the upcoming quarter.

Conference Call

AmREIT will hold its quarterly conference call to discuss third quarter 2008 results on Wednesday, November 5, 2008, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties are encouraged to access the live webcast by visiting the shareholder relations page of AmREIT’s website at www.amreit.com. Securities analysts and other related parties can participate in the conference call by dialing 303-262-2138 at least five minutes prior to the scheduled start time. A replay of the call will be available through November 12, 2008, by dialing 303-590-3000 and entering the passcode 11120300#.

Supplemental Financial Information

Further details regarding AmREIT’s results of operations, properties, and tenants can be accessed at the Company’s web site at www.amreit.com.

About AmREIT

AmREIT (NYX:AMY), is a full service real estate company dedicated to providing the highest standard of service and value to its clients, partners and investors. For 25 years, AmREIT has delivered on its vision to become the Irreplaceable Corners™ company through investments, acquisitions, value add developments and management of high quality retail and mixed-use properties. AmREIT is headquartered in Houston, Texas and has an office in Dallas, Texas. To learn more, please visit our website at www.amreit.com.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management’s beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

For more information, call Chad Braun, Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at www.amreit.com.

Operating Results
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Rental income from operating leases	$7,414	$7,418	$23,042	$21,814
Earned income from direct financing leases	60	59	180	179
Real estate fee income	101	118	386	972
Real estate fee income – related party	520	1,775	3,165	2,837
Construction revenues	118	19	364	15
Asset management fee income – related party	377	334	1,130	930
Total revenues	8,590	9,723	28,267	26,747

Expenses:
General and administrative	2,216	1,508	5,651	4,357
Property expense	2,203	1,865	6,623	5,544
Legal and professional	331	362	1,061	1,026
Real estate commissions	49	1	91	448
Depreciation and amortization	1,778	1,984	6,283	5,818
Total expenses	6,577	5,720	19,709	17,193

Operating income	2,013	4,003	8,558	9,554

Other income (expense):
Interest and other income – related party	253	323	743	822
Loss from merchant development funds and other affiliates	(108)	462	(497)	435
Income tax benefit (expense) for taxable REIT subsidiary	378	(301)	434	(83)
Interest expense	(2,333)	(2,189)	(6,895)	(6,354)

Income before discontinued operations	203	2,298	2,343	4,374

Loss from discontinued operations, net of taxes	(554)	(293)	(2,362)	(266)
Loss from discontinued operations	(554)	(293)	(2,362)	(266)

Net income (loss)	(351)	2,005	(19)	4,108

Distributions paid to Class B, C and D shareholders	(2,507)	(2,693)	(7,508)	(8,109)
Net loss available to class A shareholders	$(2,858)	$(688)	$(7,527)	$(4,001)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Reconciliation of Net Income before discontinued operations to Funds From Operations (“FFO”):
Income before discontinued operations	$203	$2,298	$2,343	$4,374
Income (loss) from discontinued operations	(554)	(293)	(2,362)	(266)
Depreciation – from operations	1,804	1,990	6,335	5,826
Depreciation – from discontinued operations	14	40	81	118
Adjustments for non-consolidated affiliates	138	66	702	102
Less gain on sale of real estate assets acquired for investment	(924)	-	(924)	-
Class B, C and D distributions	(2,507)	(2,693)	(7,508)	(8,109)
FFO available to Class A shares	$(1,826)	$1,408	$(1,333)	$2,045

Basic and Diluted Per Class A Share Data:
Loss before discontinued operations	(0.43)	(0.06)	(0.89)	(0.59)
Income (loss) from discontinued operations	(0.10)	(0.05)	(0.41)	(0.04)
Net loss	(0.53)	(0.11)	(1.30)	(0.63)
FFO	(0.34)	0.22	(0.23)	0.32
Distributions per Class A share	$0.12	$0.12	$0.36	$0.36
Distributions per Class C and D share	$0.34	$0.34	$1.02	$1.02

Share Data:
Weighted average Class A common shares used to compute net income per share, basic and diluted	5,383	6,385	5,787	6,373

Market Capitalization Table

Common Shares Outstanding (09/30/08)	Number of Shares	Price	Market Equity
Class A, net of treasury shares	5,337,253	$6.75	$36,026,458
Class C (priced at par value)	4,152,970	$10.00	$41,529,700
Class D (priced at par value)	11,041,185	$10.00	$110,411,850
Total			$187,968,008

Balance Sheet Highlights
(in thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007
Real estate investments before accumulated depreciation	253,902	266,087
Real estate held for sale and investment in direct financing leases held for sale, net	29,213	22,438
Net investment in direct financing leases	2,066	2,058
Total assets	325,753	343,757
Notes payable	167,829	168,560
Total liabilities	191,198	193,145
Minority interest	1,233	1,179
Total shareholders’ equity	133,322	149,433

Non-GAAP Financial Disclosure

This press release contains certain non-GAAP financial measures that management believes are useful in evaluating an equity REIT's performance. AmREIT's definitions and calculations of non-GAAP financial measures may differ from those used by other equity REIT's, and therefore may not be comparable. The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating results, or to net cash provided by operating activities as a measure of our liquidity.

AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. AmREIT calculates its FFO in accordance with this definition. Management considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company's real estate between periods, or as compared to different companies. FFO is not defined by GAAP and should not be considered as an alternative to net income as an indication of our operating performance or to net cash provided by operating activities as a measure of our liquidity.

Projected FFO is calculated in a method consistent with historical FFO, and AmREIT considers projected FFO to be an appropriate supplemental measure when compared with projected EPS. A reconciliation of the projected FFO to projected EPS per share is provided below:

	Projected 2008
	Range		Historical
	High	Low	12/31/07
Net (loss) available to Class A shareholders	($1.40)	($1.44)	$(1.01)
Depreciation and amortization	1.25	1.25	1.31
Less gain on sale of real estate	(0.16)	(0.16)	(0.00)
FFO available to Class A shareholders	($0.31)	($0.35)	$0.30
Modified Adjustments to arrive at MFFO	$0.42	$0.42	$0.15
Modified FFO available to Class A shareholders	$0.11	$0.15	$0.45

CONTACT:
AmREIT
Chad C. Braun, 713-850-1400
cbraun@amreit.com